Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Time, by and between Bunge Limited, a Bermuda corporation, (“Seller”), and Solae Holdings LLC, a Delaware limited liability company (“Purchaser”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the LLC Agreement.

RECITALS

WHEREAS, Central Soya, Purchaser and E.I. du Pont de Nemours and Company (“DuPont”) have entered into that certain Amended and Restated Limited Liability Company Agreement on an even date herewith (the “LLC Agreement”) which contemplates the transactions to be consummated hereby;

WHEREAS, Seller is the controlling shareholder of Bunge Brasil S.A., a corporation organized under the laws of Brazil and Bunge Brazil S.A. is the sole shareholder of Bunge Alimentos S.A., a corporation organized under the laws of Brazil;

WHEREAS, Bunge Alimentos S.A. currently owns all right, title and interest in and to the Brazilian Assets;

WHEREAS, prior to the Closing, Bunge Alimentos S.A. will contribute the Brazilian Assets to its Wholly Owned Affiliate, Solae do Brasil Ind. Com. Alimentos Ltda., a corporation organized under the laws of Brazil (“Solae Brasil”);

WHEREAS, prior to the Closing, Bunge Alimentos S.A. will deliver Solae Brasil’s shares to Bunge Brasil S.A. by way of a capital reduction so that Bunge Brasil S.A. will be the sole shareholder of Solae Brasil;

WHEREAS, prior to the Closing, Seller will cause Bunge Brasil S.A. to spin-off the shares of Solae Brasil into Solae do Brasil Holdings S.A., a to-be formed corporation organized under the laws of Brazil (“Solae Brasil Holdings”) (the “Spin-Off”);

WHEREAS, after the Spin-Off and prior to the Closing, Seller will own all right, title and interest in and to the Shares and Solae Brasil Holdings will be the sole shareholder of Solae Brasil;

WHEREAS, at the Closing, Purchaser will purchase from Seller, and Seller will sell to Purchaser, all right, title and interest in and to the Shares.

NOW, THEREFORE, in consideration of the mutual promises and representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01           Definitions.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actions” is defined in Section 5.01(e).

“Adjustment Amount” is defined in Section 2.04(a).

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person (ii) any officer, director, general partner, member or trustee of such Person or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence; provided, however, that for purposes of this Agreement, none of Seller or Central Soya shall be deemed to be an Affiliate of DuPont.  For purposes of this definition, the terms “controlling”, “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes,

ordinances, regulations, standards, permits, certificates, orders, interpretations and licenses of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety of the environment or otherwise).

“Assumed Liabilities” means (a) all debts, liabilities and obligations arising out of the operations of Solae Brasil Holdings and/or Solae Brasil, but only to the extent that any such debt, liability or obligation is for, relates to and arises during time periods after the Closing Date and (b) all debts, liabilities and obligations of Solae Brasil Holdings and/or Solae Brasil existing immediately prior to the Closing and listed as Assumed Liabilities on Schedule 1.01(a).

“Audit Statement” is defined in Section 2.04(a).

“Brazilian Assets” is defined in Section 5.01(f)(v).

“Central Soya” means Central Soya Company, Inc., an Indiana corporation and an indirect subsidiary of Seller.

“Claim Notice” is defined in Section 8.04.

“Claims” means all rights, claims, credits, causes of action or rights of setoff.

“Closing” means Seller’s sale to Purchaser, and Purchaser’s purchase from Seller, of the Shares.

“Closing Date” means date on which the Closing actually takes place.

“Damages” means any and all liabilities, obligations, losses, direct damages, penalties, fines, assessments (whether criminal or civil), Claims, injuries, suits, judgments, costs, expenses (including without limitation, reasonable legal fees and expenses and costs of litigation), disbursements or demands whatsoever, howsoever arising.

“DuPont” is defined in the recitals.

“Excluded Liabilities” means (a) all debts, liabilities and obligations listed as Excluded Liabilities on Schedule 1.01(a) and (b) all debts, liabilities and obligations of Seller, Solae Brasil Holdings and/or Solae Brasil other than the Assumed Liabilities.

“Excluded Tax Liabilities” means any liability for Tax arising with respect to Seller, Solae Brasil Holdings or Solae Brasil that is incurred during, or is attributable to, any Pre-Closing Tax Period, Seller’s Income Taxes or any other Tax payable by Seller, Solae Brasil Holdings or Solae Brasil to the extent that such other Tax is payable as a result of an inaccuracy in a representation or warranty set forth in Section 5.01(g) hereof.

“Finance Loans” means the loans to the Purchaser from DuPont for Purchaser’s purchase of the Shares and the acquisition of the minority ownership interest in Solae Brasil Holdings which Finance Loans shall be at rates not greater than market rates and on terms reasonable and customary for a similar third party loan.

“Governmental Authority” means any federal, state, county, municipal, foreign, international, regional or other governmental authority, agency, board, bureau, body or instrumentality.

“Holdings Assets” means the assets owned by Solae Brasil Holdings.

“Indemnified Party” is defined in Section 8.04.

“Indemnifying Party” is defined in Section 8.04.

“Intellectual Property” means patents, trade marks, service marks, logos, trade names, internet domain names, rights in designs, copyright (including rights in computer software), database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world owned by Seller (or its Affiliates) that are necessary to own, operate or use the Holdings Assets or the Brazilian Assets.

“Lien” means any mortgage, lien, pledge, claim, charge, security interest, title defect or encumbrance of any kind with respect to any asset, including any conditional sale or other title retention agreement, any lease in the nature thereof, or the filing of or agreement to give any financing statement, other than any Permitted Lien.

“LLC Agreement” is defined in the recitals.

“Material Adverse Effect” means any events, changes, circumstances or effects that, individually or in the aggregate, have a material adverse effect on Solae Brasil Holdings, Solae Brasil, the Shares, the Holdings Assets or the Brazilian Assets, or on Seller’s ability to consummate the transactions contemplated by this Agreement, except (a) any events, changes, circumstances or effects related to general economic, regulatory or political conditions or from terrorist acts, declared or undeclared war or other hostilities or (b) events, changes, circumstances or effects that affect the general industry in which Solae Brasil Holdings or Solae Brasil operate or the Holdings Assets or the Brazilian Assets are used.

“Maximum Purchaser Cost” is defined in Section 6.04(b).

“Minority Interest” means all of the issued and outstanding capital stock of Solae Brasil Holdings other than the Shares.

“Ordinary Course” is defined in Section 2.04(a).

“Permits” means all licenses, permits, registrations, authorizations or approvals from any Governmental Authority or public or self-regulatory body.

“Permitted Lien” means any of the following: (a) Liens for Taxes accrued but not yet due or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate provision has been made, (b) any Lien that, either individually or in the aggregate, would not have a Material Adverse Effect on the asset which is subject to the Lien and (c) statutory carriers’, warehousemen’s workmen’s or mechanics’ Liens or other like Liens with respect to any asset incurred in the Ordinary Course that are not yet delinquent or are being contested in good faith.

“Person” means an individual, partnership (general or limited), limited liability company, corporation, statutory trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the close of business on the Closing Date, or, in the case of any Tax period that includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Purchase Period” is defined in Section 6.04(a).

“Purchase Price” is defined in Section 2.02.

“Purchaser” is defined in the preamble.

“Seller” is defined in the preamble.

“Seller’s Income Taxes” means any Tax that is based on, or measured by, net income, in whole or in part, and that is payable by Seller, for any period, or Solae Brasil Holdings or Solae Brasil, for any Pre-Closing Tax Period (including, without limitation, any such Tax for which Seller, Solae Brasil Holdings or Solae Brasil has liability as a transferee, or under Treas. Reg. Section 1.1502-6 (or any provision of state, local or foreign law comparable to Section 1.1502-6)).

“Seller Indemnitee” means Seller, any of its Affiliates (other than Purchaser) and any of their directors, officers, employees, agents, successors and assigns.

“Shares” means 677,563,283 ordinary shares representing approximately eighty-two point twenty-three percent (82.23%) of all of the issued and outstanding capital stock of Solae Brasil Holdings.

“Solae Brasil” is defined in the recitals.

“Solae Brasil Holdings” is defined in the recitals.

“Spin-Off” is defined in the recitals.

“Taxes” means all taxes of any kind, including without limitation, those on, or measured by or referred to as net income, alternative or other minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profits tax, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, in respect of such Taxes.

“Tender Offer” is defined in Section 6.04(a).

“Tender Offer Costs” is defined in Section 6.04(c).

“Tender Offer Price” is defined in Section 6.04(a).

Section 1.02           Certain References.

Unless otherwise indicated, references in this Agreement to articles, sections, paragraphs, clauses, recitals and schedules are to the same contained in or attached to this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.01           Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in and to the Shares.

Section 2.02           Purchase Price.  The price per Share of the Shares shall be $ 0.377515 United States Dollars.  Simultaneously with the purchase and sale of the Shares as provided in Section 2.01, Purchaser shall pay to Seller by wire transfer of immediately available funds to the account designated by Seller (which account shall have been designated by Seller at least two (2) business days prior to the Closing Date) an amount in cash equal to Two Hundred Fifty-Five Million Seven Hundred Ninety Thousand Three Hundred and Two United States Dollars ($255,790,302) (the “Purchase Price”).

Section 2.03           Closing.  The Closing shall take place at the offices of Potter Anderson & Corroon LLP, Hercules Plaza, 1313 N. Market St., Wilmington, DE 19801 no later than five (5) business days after the date when each of the conditions specified in Articles III and IV hereof has been fulfilled (or waived by the party entitled to waive that condition) or on such other date and time and/or at such other place mutually designated by Seller and Purchaser.  Subject to the provisions of Article VII, failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

Section 2.04           Treatment of Assumed Liabilities.

(a)           Purchaser, Solae Brasil Holdings and Solae Brasil shall be responsible and liable for their respective Assumed Liabilities.  Within the ninety (90) day period following the Closing Date, Central Soya and DuPont (jointly or individually) shall be permitted to conduct an audit of the Seller’s and each of Solae Brasil Holdings’ and Solae Brasil’s books, records, financial statements and other accounting information directly relating to (i) the Assumed Liabilities listed on Schedule 1.01(a) and (ii) Solae Brasil Holdings’ or Solae Brasil’s  inventory, receivables or other liabilities to determine if, at and prior to the Closing, (A) such books, records, financial statements and other accounting information were maintained, and such Assumed Liabilities, inventory, receivables and other liabilities were incurred, paid, acquired, maintained and/or collected, by the Seller, Solae Brasil Holdings or Solae Brasil, as the case may be, in the ordinary course of business, consistent with their respective past practices (the “Ordinary Course”) and (B) the balances in Solae Brasil Holdings’ and Solae Brasil’s Assumed Liabilities, inventory, receivables and other liabilities accounts are consistent with balances maintained in the Ordinary Course (subject only to adjustment for seasonality and material changes in economic and business conditions).  Within thirty (30) days following such audit, DuPont or Central Soya may deliver to Seller a statement (an “Audit Statement”) setting forth in reasonable detail each case in which DuPont and/or Central Soya believes in good faith that

Seller, Solae Brasil Holdings and/or Solae Brasil (1) failed to maintain such books, records, financial statements or other accounting information in the Ordinary Course, (2) failed to incur, pay, acquire, maintain and/or collect such Assumed Liabilities, inventory, receivables or other liabilities in the Ordinary Course or (3) failed to maintain balances in such Assumed Liabilities, inventory, receivables or other liabilities accounts at levels consistent with the Ordinary Course (adjusted for seasonality and material changes in economic and business conditions) and each adverse monetary effect such failure had on such Assumed Liabilities, receivables, inventories or other liabilities (each, an “Adjustment Amount”).  Within thirty (30) days following Seller’s receipt of an Audit Statement, Seller shall notify Purchaser, DuPont and Central Soya of any dispute it may have with respect to each Adjustment Amount reflected in such Audit Statement and such disputes shall be submitted to the Board of Managers for resolution.  If the Board of Managers is unable to unanimously agree upon a resolution to all or any of such disputes within fifteen (15) days following their submission, the remaining disputes shall be submitted for resolution to a nationally recognized independent accounting firm that is not the primary auditor of any of the Members and that is unanimously chosen by the Board of Managers, whose resolution shall be final and binding on the parties.  If the Board of Managers is unable to unanimously agree upon such an accounting firm, DuPont and Central Soya shall each select such an accounting firm and such accounting firms shall select a third nationally recognized independent accounting firm, that is not the primary auditor of any of the Members, to resolve the disputes.

(b)           If Purchaser, or any other Person directly or indirectly owned by the Purchaser incurs or suffers any actual Damages arising out of or relating to any Adjustment Amount as finally determined pursuant to Section 2.04(a) above, Seller shall indemnify and hold harmless Purchaser and any other Person directly or indirectly owned by Purchaser from such actual Damages.

ARTICLE III

PURCHASER’S CONDITIONS PRECEDENT TO CLOSING

Purchaser’s obligation to purchase the Shares and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

Section 3.01           Continuation of the Company.  DuPont, Central Soya and Purchaser shall have duly authorized, executed and delivered the LLC Agreement and taken such other actions as shall be necessary for the continuation of Purchaser as a limited liability company duly organized under the laws of the State of Delaware.

Section 3.02           Consents and Approvals.  All of the consents and approvals listed on Schedule 5.02(f), if any, shall have been obtained.

Section 3.03           Filings and Registrations.  All of the filings and registrations listed on Schedule 5.02(c), if any, shall have been made.

Section 3.04           No Adverse Proceedings; No Prohibition.  There shall be no Action threatened, filed or pending against Seller, Purchaser, Solae Brasil Holdings or Solae Brasil which seeks to restrain, prohibit or invalidate the transactions contemplated hereunder, or would, if adversely determined to Seller, Purchaser, Solae Brasil Holdings or Solae Brasil, constitute a Material Adverse Effect.  Neither the consummation nor the performance of any of the transactions contemplated under this Agreement will, directly or indirectly (with or without notice or lapse of time) result in a material violation of any Applicable Law, except for such material violations that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.05           No Destruction.  Since July 1, 2002, except as may be disclosed in Schedule 5.01(f), no destruction of, damage to, or loss of, any Brazilian Asset (whether or not insured) that has not been repaired or replaced in excess of $250,000 shall have occurred.

Section 3.06           No Material Adverse Effect.  Since July 1, 2002, no event or occurrence that would result in a Material Adverse Effect or would reasonably be likely to result in a Material Adverse Effect shall have occurred.

Section 3.07           Accuracy of Representations and Warranties.  All of Seller’s representations and warranties in this Agreement must be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct in all material respects as of such earlier date), and in each case except for breaches as to matters that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.08           Seller’s Performance.  All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects, and in each case except for noncompliance as to matters that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.09           Seller’s Deliveries.  Seller shall have delivered to Purchaser certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer of the Shares to Purchaser, together with any stock transfer stamps or receipts for any transfer taxes required to be paid thereon as a result of the transactions contemplated under this Agreement.  Seller shall have delivered to Purchaser a certificate executed by an authorized officer of Seller and dated as of the Closing Date certifying that (a) each of Seller’s representations and warranties set forth in this Agreement are true and correct in all material respects as of the Closing Date as if made on the Closing Date and (b) attached hereto is a true and complete copy of the resolutions adopted by its governing body authorizing Seller’s execution, delivery and performance of this Agreement and each other document or instrument which is to be delivered by it in connection with this Agreement and Seller’s consummation of the transactions contemplated hereby and thereby, and that such resolutions have not been modified, rescinded, or amended and are in full force and effect.

Section 3.10           Finance Loan. Central Soya’s designees on the Board of Managers of Purchaser shall have approved the Finance Loan.

ARTICLE IV

SELLER’S CONDITIONS PRECEDENT TO CLOSING

Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

 Section 4.01          Continuation of the Company.  DuPont, Central Soya and Purchaser shall have duly authorized, executed and delivered the LLC Agreement and taken such other actions as shall be necessary for the continuation of Purchaser as a limited liability company duly organized under the laws of the State of Delaware.

Section 4.02           Consents and Approvals.  All of the consents and approvals listed on Schedule 5.01(m), if any, shall have been obtained.

Section 4.03           Filings and Registrations.  All of the filings and registrations listed on Schedule 5.01(d), if any, shall have been made.

Section 4.04           No Adverse Proceedings; No Prohibition.  There shall be no Action threatened, filed or pending against Seller, Purchaser, Solae Brasil Holdings or Solae Brasil which seeks to restrain, prohibit or invalidate the transactions contemplated hereunder, or would, if adversely determined to Seller, Purchaser, Solae Brasil Holdings or Solae Brasil, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.  Neither the consummation nor the performance of any of the transactions contemplated under this Agreement will, directly or indirectly (with or without notice or lapse of time) result in a material violation of any Applicable Law, except for such material violations that, individually or in the aggregate, would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 4.05           Accuracy of Representations and Warranties.  All of Purchaser’s representations and warranties in this Agreement must be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct in all material respects as of such earlier date), and in each case except for breaches as to matters that, individually or in the aggregate, would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06           Purchaser’s Performance.  All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects, and in each case except for noncompliance as to matters that, individually or in the aggregate, would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 4.07           Purchaser’s Deliveries.  Purchaser shall have delivered to Seller the Purchase Price by wire transfer of immediately available funds to the account designated by Seller (which account shall have been designated by Seller at least two (2) business days prior to the Closing Date).  Purchaser shall have delivered to Seller a certificate executed by an authorized officer of Purchaser and dated as of the Closing Date certifying that (a) each of Purchaser’s representations and warranties set forth in this Agreement are true and correct in all material respects as of the Closing date as if made on the Closing Date and (b) that attached hereto is a true and complete copy of the resolutions adopted by its governing body authorizing Purchaser’s execution, delivery and performance of this Agreement and each other document or instrument which is to be delivered by it in connection with this Agreement and Purchaser’s consummation of the transactions contemplated hereby and thereby, and that such resolutions have not been modified, rescinded, or amended and are in full force and effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01           Representations and Warranties of Seller.

Seller hereby represents and warrants to Purchaser that as of the date hereof, or as of the Closing, when so expressly provided herein:

(a)           Organization.  (i) Seller is a corporation, duly organized and validly existing under the laws of Bermuda with all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (ii) each of Solae Brasil Holdings (at Closing) and Solae Brasil is a corporation, duly organized and validly existing under the laws of Brazil with all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b)           Qualification.  (i) Seller is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which the property owned or leased by it or the activities conducted by it require it to be so qualified (except where the failure to so qualify would not have a material adverse effect on the ability of Seller to perform its obligations under this Agreement), and (ii) each of Solae Brasil Holdings (at Closing) and Solae Brasil is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which the property owned or leased by it or the activities conducted by it require it to be so qualified (except where the failure to so qualify would not have a Material Adverse Effect).

(c)           Authority.  (i) Seller has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby, (ii) the execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the governing body of Seller, (iii) no other action on the part of Seller or any other Person, whether pursuant to its constituent documents or by law or otherwise, is necessary to authorize Seller to enter into this Agreement, or to consummate the transactions contemplated hereby, (iv) this

Agreement has been duly executed and delivered by Seller and (v) thisAgreement is the legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms.

(d)           No Violation.  Except as set forth on Schedule 5.01(d), neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby: (i) requires any filing or registration with, notification to, permission of or any action or order by any Governmental Authority with respect to Seller, Solae Brasil Holdings, Solae Brasil or the Shares, (ii) (A) violates or will violate any order, writ, injunction, judgment, decree or award or (B) violates or will violate or conflict with any Applicable Law to which Seller, Solae Brasil Holdings or Solae Brasil (or any of their properties or assets or their businesses) or the Shares are subject as of the Closing Date, (iii) violates or will violate, or conflicts with or will conflict with any provision of, or constitutes a default under the constituent documents of Seller, Solae Brasil Holdings or Solae Brasil, (iv) conflicts with, violates, breaches or constitutes a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, requires any consent under, or gives rise to a right to terminate, amend, accelerate, suspend, revoke or cancel any mortgage, contract, agreement, deed of trust, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which Seller, Solae Brasil Holdings or Solae Brasil is a party or by which their properties may be subject or bound, or (v) results in the creation or imposition of any Lien in favor of any third party with respect to the Holdings Assets or the Brazilian Assets, and in the case of this clause (iv) above, which conflict, violation, breach, default, liability or obligation, individually or in the aggregate, has or would reasonably be likely to have (1) a Material Adverse Effect or (2) a material adverse effect on the ability of Seller or, following the Closing Date, Purchaser to perform its obligations under this Agreement or to own the Shares in the manner in which the Shares are currently owned.

(e)           Litigation.  Except as set forth on Schedule 5.01(e), there are no actions, suits, Claims or proceedings (“Actions”) pending or, to the knowledge of Seller, Solae Brasil Holdings or Solae Brasil, threatened, that relate to Solae Brasil Holdings, Solae Brasil or the Shares which individually or in the aggregate (i) have, or could be reasonably likely to have, a material adverse effect on the ability of Purchaser, following the Closing Date, to own the Shares in the manner in which the Shares were owned and used by Seller immediately prior to the Closing; (ii) could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby; or (iii) could reasonably be likely to have a Material Adverse Effect.  There are no Actions pending or, to the knowledge of Seller, threatened, that question or challenge the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby.

(f)            Title.

(i)            As of the Closing, Seller will own and have good and marketable title to all of the Shares, in each case free and clear of all Liens;

(ii)           Immediately following the Closing, Purchaser shall own and have good and marketable title to all of the Shares, in each case free and clear of all Liens;

(iii)          As of the Closing and immediately following the Closing, Solae Brasil Holdings will own and have good and marketable title to one hundred percent (100%) of all of the issued and outstanding shares of capital stock of Solae Brasil, in each case free and clear of all Liens (other than Permitted Liens);

(iv)          As of the Closing and immediately following the Closing, Solae Brasil Holdings will own and have good and marketable title to all of the Holdings Assets, in each case free and clear of all Liens (other than Permitted Liens);

(v)           As of the Closing and immediately following the Closing, Solae Brasil will own and have good and marketable title to all of its assets (the “Brazilian Assets”) (including, but not limited to, those Brazilian Assets set forth in Schedule 5.01(f)), in each case free and clear of all Liens (other than Permitted Liens);

(g)           Taxes.  Each of Seller, Solae Brasil Holdings and Solae Brasil have duly filed all returns or reports with respect to any Taxes required to be filed by it, which returns or reports are true, correct and complete in all material respects.  Each of Seller, Solae Brasil Holdings and Solae Brasil have paid all Taxes reflected in such returns and reports and all other Taxes due from it to any Governmental Authority (except for those Taxes properly contested and accrued for).  Except as disclosed in Schedule 5.01(g), there are no Liens for Taxes on any of the Holdings Assets or the Brazilian Assets. All Taxes of each of Seller, Solae Brasil Holdings and Solae Brasil have been paid by it on or before the due date therefor (except for those Taxes properly contested and accrued for).

(h)           Brokers.  Neither Seller nor its Affiliates has incurred or will incur any broker’s, finder’s, investment banking or similar fee in connection with the transactions completed by this Agreement, and neither Seller nor its Affiliates has made any statement or representation that could form the basis for any claim for any such fee.

(i)            Permits.  As of the Closing, Seller or its Affiliates will have all Permits that are required for the ownership, use and operation of the Holdings Assets and the Brazilian Assets (including, without limitation, environmental Permits), except for Permits the absence of which do not have a Material Adverse Effect.  As of the Closing, none of Seller, Solae Brasil Holdings or Solae Brasil will be in default in respect of any Permits, except for defaults that, individually or in the aggregate, do not have and will not have a Material Adverse Effect.  As of the Closing, there will be no pending, and none of Solae Brasil Holdings, Solae Brasil or Seller has any knowledge of any threatened, proceedings that could result in the termination or impairment of any Permits with respect to the Holdings Assets or the Brazilian Assets.

(j)                                     Intellectual Property.

(i)            All material registrations and filings, including maintenance and renewal fees, necessary to preserve the rights of Seller (and its Affiliates) in respect of the Intellectual Property that consist of patents, patent applications, continuations, continuations in part, divisions, reissues, extensions, substitutions and supplemental protection certificates thereof and registered trademarks and trade names, and recipes have been made and are in good standing;

(ii)           No Claims have been made and no proceedings have been instituted or are pending that challenge any material rights with respect to the ownership, use, validity or enforceability of the Intellectual Property.  Neither Seller nor its Affiliates are subject to any outstanding injunction, judgment, order, decree, ruling or settlement involving the Intellectual Property;

(iii)          The Intellectual Property constitutes all of the intellectual property that is reasonably necessary to own, operate and use the Holdings Assets and the Brazilian Assets as currently owned, operated and used and constitutes all of the material intellectual property used to own, operate and use the Holdings Assets and the Brazilian Assets as currently owned, operated and used;

(iv)          Except as set forth in Schedule 5.01(j), Solae Brasil Holdings owns all right, title and interest in, or has the right to use, its respective part of the Intellectual Property relating to the Holdings Assets;

(v)           Except as set forth in Schedule 5.01(j), Solae Brasil owns all right, title and interest in, or has the right to use, its respective part of the Intellectual Property relating to the Brazilian Assets;

(vi)          To each of Solae Brasil Holdings’, Solae Brasil’s and Seller’s knowledge, neither Seller nor its Affiliates nor end users of products have infringed upon or misappropriated any intellectual property rights of any third party in the ownership, operation or use of the Holdings Assets or the Brazilian Assets;

(vii)         Neither Seller nor its Affiliates have threatened or instituted a Claim against any Person alleging that such Person infringes the Intellectual Property;

(viii)        Except as set forth in Schedule 5.01(j), neither Seller nor its Affiliates have granted to any Person any options, licenses or agreements relating to the Intellectual Property; and

(ix)           Neither Seller nor its Affiliates have agreed to indemnify any Person against any charge of infringement arising out of the ownership, operation or use of the Holdings Assets or the Brazilian Assets.

(k)                                  Assets; Shares.

 (i)           The Holdings Assets and the Brazilian Assets constitute all of the assets necessary to operate Seller’s soy protein food ingredients business in Brazil as currently operated by Seller;

(ii)           Immediately following the Closing, each of Solae Brasil Holdings and Solae Brasil shall have the right to own, operate and use all of their respective Holdings Assets and Brazilian Assets to the same extent they are currently owned, operated and used;

(iii)          As of the Closing, the Shares and the Minority Interest will constitute all of the issued and outstanding capital stock of Solae Brasil Holdings;

(iv)          No Action has been made or asserted or is pending and, to the knowledge of Solae Brasil Holdings, Solae Brasil or Seller, no Action has been threatened, either (A) based upon or challenging or seeking to deny or restrict the ownership, operation or use by Solae Brasil Holdings or Solae Brasil of any of the Holdings Assets of the Brazilian Assets or (B) alleging that any services provided, or products manufactured or sold, or intangible property being licensed or used, with respect to the Holdings Assets or the Brazilian Assets, are being manufactured, sold, provided, licensed or used in violation of any intellectual property rights.

(v)           No Action has been made or asserted or is pending and, to the knowledge of Solae Brasil Holdings, Solae Brasil or Seller, no Action has been threatened, based upon or challenging or seeking to deny or restrict Seller’s ownership of the Shares.

(l)            Compliance with Applicable Law; Adverse Restrictions.  The operations relating to the Holdings Assets and the Brazilian Assets are being conducted in material compliance with (i) all applicable Permits and orders, writs, injunctions, judgments, decrees or awards of all courts and (ii) all Applicable Laws.  The Holdings Assets and the Brazilian Assets are currently owned, operated and used in compliance in all material respects with all Applicable Laws.  Neither Seller nor its Affiliates have received, during the two (2) years prior to the date of this Agreement, any written notice from a Governmental Authority that alleges that Seller or its Affiliates are in violation of any Applicable Law, except for such violations that, individually or in the aggregate, would not have a Material Adverse Effect.

(m)          Consents; Approvals.  Except as set forth in Schedule 5.01(m), Seller has obtained all material consents, approvals and authorizations necessary for the consummation by it of the transactions contemplated by this Agreement.

(n)           Ordinary Course; No Destruction; No Material Adverse Effect.  Since July 1, 2002 (i) the Holdings Assets and the Brazilian Assets have been used and operated in the Ordinary Course, (ii) the Assumed Liabilities listed on Schedule 1.01(a) and Solae Brasil Holdings’ and Solae Brasil’s other liabilities have been incurred and paid in the Ordinary Course, (iii) Solae Brasil Holdings’ and Solae Brasil’s inventory and receivables have been acquired, maintained and/or collected in the Ordinary Course, (iv) except as may be disclosed on Schedule 5.01(f), no destruction of, or damage to, or loss of, any of the Holdings Assets or the Brazilian Assets (whether or not insured) that has not been repaired or replaced in excess of $250,000 has occurred and (v) no event or occurrence that would result in a Material Adverse Effect or would reasonably be likely to result in a Material Adverse Effect has occurred.

(o)           Books and Records.  Since July 1, 2002, Solae Brasil Holdings, Solae Brasil and Seller have maintained their books and records in the Ordinary Course and in accordance with the generally accepted accounting principles then in effect in their jurisdictions.

Section 5.02           Representations and Warranties of Purchaser.

Purchaser hereby represents and warrants to Seller that as of the date hereof:

(a)           Organization.  Purchaser is a limited liability company, duly organized and validly existing under the laws of the state of Delaware with all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b)           Authority.  (i) Purchaser has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby, (ii) the execution and delivery by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the governing body of Purchaser, (iii) no other action on the part of Purchaser or any other person or entity, whether pursuant to its constituent documents or by law or otherwise, are necessary to authorize Purchaser to enter into this Agreement, or to consummate the transactions contemplated hereby, (iv) this Agreement has been duly executed and delivered by Purchaser and (v) this Agreement is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser, in accordance with its terms.

(c)           No Violation.  Except as set forth on Schedule 5.02(c), neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby: (i) requires any filing or registration with, notification to, permission of or any action or order by any Governmental Authority with respect to Purchaser, (ii) (A) violates or will violate any order, writ, injunction, judgment, decree or award or (B) violates or will violate or conflict with any Applicable Law to which Purchaser or any of its properties or assets or its businesses are subject as of the Closing Date, (iii) violates or will violate, or conflicts with or will conflict with any provision of, or constitutes a default under the constituent documents of Purchaser, or (iv) conflicts with, violates, breaches or constitutes a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, requires any consent under, or gives rise to a right to terminate, amend, accelerate, suspend, revoke or cancel any mortgage, contract, agreement, deed of trust, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which Purchaser is a party or by which its properties may be subject or bound, and in the case of this clause (iv), which conflict, violation, breach, default, liability or obligation, individually or in the aggregate, would have or reasonably be likely to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

(d)           Litigation.  There are no Actions pending or, to the knowledge of Purchaser, threatened, that relate to Purchaser which individually or in the aggregate could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.  There are no Actions pending or, to the knowledge of Purchaser, threatened, that question or challenge the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby.

(e)           Brokers.  Neither Purchaser nor its Affiliates has incurred or will incur any broker’s, finder’s, investment banking or similar fee in connection with the transactions completed by this Agreement, and neither Purchaser nor its Affiliates has made any statement or representation that could form the basis for any claim for any such fee.

(f)            Consents; Approvals.  Except as set forth on Schedule 5.02(f), Purchaser has obtained all material consents, approvals and authorizations necessary for the consummation by it of the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.01           Access; Post Closing Cooperation.  Between the date of this Agreement and the Closing, Seller will, and will cause Solae Brasil Holdings and Solae Brasil to, afford Purchaser and its authorized representatives reasonable access, during normal business hours and upon reasonable notice to Seller, Solae Brasil Holdings and Solae Brasil, to the personnel, properties, contracts, books and records, and other documents and data of Solae Brasil Holdings and Solae Brasil; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, Solae Brasil Holdings or Solae Brasil. From and after the Closing, Purchaser will afford Seller, its counsel and accountants, during normal business hours and upon reasonable notice and without unreasonable interference with the operation of Purchaser’s business, reasonable access to any books and records in its possession relating to Solae Brasil Holdings and Solae Brasil with respect to periods before the Closing Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required in connection with (a) the preparation of financial statements and tax returns or in connection with any Tax audit, (b) the determination or enforcement of rights and obligations under this Agreement, (c) compliance with the requirements of any Governmental Authority, (d) the determination or enforcement of the rights and obligations of any indemnified party or (e) in connection with any actual or threatened Action, except to the extent that furnishing any such books or records or portion thereof pursuant to this Section 6.01 would violate any Applicable Law, order, contract or Permit applicable to either party or by which any of their respective assets and properties are bound.

Section 6.02           Cooperation.  To the extent that any Permits, Claims or contracts relating to the ownership or use of any of the Holdings Assets or the Brazilian Assets require consent to any of the transactions contemplated hereunder (including, but not limited to, any change of control provisions with respect thereto) or the satisfaction of some other condition as a result of the transactions contemplated hereunder, and such consent has not been obtained or condition satisfied as of the Closing Date, each of the parties hereto agrees to use its commercially reasonable best efforts (including, but not limited to, cooperating with the other in any reasonable arrangement) to enable Seller and its Affiliates to perform their obligations thereunder, and to provide for Purchaser and its Affiliates the benefits thereof, including without limitation, enforcement at reasonable cost, and for the account of Purchaser or its Affiliates (as the case may be), of any and all rights of any of Seller or its Affiliates against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Seller shall promptly pay to Purchaser or its Affiliates (as the case may be) all monies received by Seller or any of its Affiliates in connection with any of the foregoing.

Section 6.03           Confidentiality.  After the Closing, except as otherwise consented to in writing by Purchaser, Seller shall not, and shall cause its Affiliates to not, divulge, furnish or make available to any person (other than Purchaser or its Affiliates) any proprietary or confidential information of Purchaser, Solae Brasil Holdings or Solae Brasil.  This Section 6.03 shall not apply to any such proprietary information which (i) shall have entered the public domain or become generally available through no act of such Seller, (ii) shall have become available to Seller from a third party whom Seller reasonably believes is not obligated to keep such proprietary information confidential or (iii) shall be required by any Applicable Law, legal process, legal proceeding or any Governmental Authority to be disclosed; provided that Seller shall give reasonably prompt notice of such requirement to Purchaser so that Purchaser may seek an appropriate protective order and shall not make the disclosed information available to other parties unless clause (i) or (ii) above applies thereto.

Section 6.04           Buy-out of Minority Interest. (a) After the Closing, Purchaser shall make a stock tender offer for all of the Minority Interest in accordance with Brazilian law (the “Tender Offer”) at a price per share equal to $0.302012 United States Dollars (the “Tender Offer Price”).  Purchaser shall use its commercially reasonable best efforts for a period of at least one hundred eighty (180) days from the commencement of the Tender Offer, or such longer period as all of the Members of Purchaser may agree (the “Purchase Period”), to purchase the Minority Interest and to minimize any costs associated therewith.

(b)  Notwithstanding anything contained herein to the contrary, in no event shall Purchaser be required to pay in excess of forty-four million two hundred and nine thousand six hundred and eighty-eight United States Dollars ($44,209,688) in connection with the acquisition of the Minority Interest pursuant to the Tender Offer (the “Maximum Purchaser Cost”).

(c)  All of the actual costs in connection with the Tender Offer (excluding the purchase price paid to purchase the Minority Interest in an amount not to exceed the Maximum Purchaser Cost) and any other liabilities incurred by Purchaser in connection with the Tender Offer (including, without limitation, Damages paid to third parties with respect to any of the claims made against Purchaser in connection with the Tender Offer) other than Damages resulting from the negligent acts or omissions of Purchaser (the “Tender Offer Costs”) shall be borne by Seller.  The Tender Offer Costs shall be paid by Seller to Purchaser within five (5) days following Seller’s receipt of Purchaser’s demand therefore; provided, however, that Purchaser shall not make such a demand prior to the termination of the Purchase Period.

Section 6.05           No Closing.  In the event the Closing does not occur on or before June 1, 2003, and unless the parties hereto otherwise mutually agree in writing, Solae Brasil, Seller and Purchaser shall enter into a toll manufacturing agreement which will provide that all production from Solae Brasil’s Esteio, Brasil facility will be sold exclusively to Solae, LLC for resale. The parties agree that the economic terms of the toll manufacturing agreement shall be structured in a manner to provide Purchaser and Solae, LLC, on the one hand and Solae Brasil Holdings and Solae Brasil, on the other hand, with the comparable economic terms the parties would have experienced if Purchaser had acquired the Shares as contemplated by this Agreement; provided, however, that no portion of the Purchase Price for the Shares shall be paid by Purchaser to Seller until the Closing.

Section 6.06           Operation of the Business.  Between the date of this Agreement and the Closing Date, Seller shall, and shall cause Solae Brasil Holdings and Solae Brasil to, use commercially reasonable best efforts to conduct Solae Brasil Holdings and Solae Brasil’s business (including, but not limited to, such business relating to the Brazilian Assets) in the Ordinary Course. Between the date of this Agreement and the Closing Date, Solae Brasil shall not, and Seller shall cause Solae Brasil not to, sell, transfer or otherwise dispose of any Brazilian Asset, other than in the Ordinary Course.

Section 6.07           Fats and Oils Plant.  In the event of the relocation by Seller or any of its Affiliates of all or any portion of the fats and oils plant currently owned by Bunge Alimentos S.A., located at Esteio, Brazil, Seller or one or more of its Affiliates shall be responsible, held liable and pay for all costs related thereto.

Section 6.08           Best Efforts.  Seller shall use its best efforts to obtain the consents set forth on Schedule 5.01(m) and take all other actions necessary to consummate the sale of the Shares on or before May 1, 2003.

Section 6.09           Insurance.  Seller shall provide or cause to be provided (a) insurance for the Holdings Assets and the Brazilian Assets through Seller’s existing property insurance until the Closing (b) general liability insurance for the operations of the Holdings Assets and the Brazilian Assets through Seller’s existing general liability insurance until the Closing (c) vehicle insurance for vehicles constituting the Holdings Assets or the Brazilian Assets through Seller’s existing vehicle insurance until the Closing and (d) marine coverage for the operations of the Holdings Assets and the Brazilian Assets through Seller’s existing marine coverage until the Closing.

ARTICLE VII

TERMINATION

Section 7.01           Termination Events.  This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)           by mutual written agreement of Purchaser and Seller;

(b)           by Purchaser upon a material breach by Seller of any covenant, representation, warranty or other agreement of Seller contained in this Agreement which material breach if not cured would have a Material Adverse Effect or a material adverse effect on Purchaser, and such breach is incapable of being cured or shall not have been cured within thirty (30) days following Seller’s receipt of written notice of such material breach and in each case except for material breaches as to matters that, individually or in the aggregate, would not have a Material Adverse Effect or a material adverse effect on Purchaser;

(c)           by Seller upon a material breach by Purchaser of any covenant, representation, warranty or other agreement of Purchaser contained in this Agreement which material breach if not cured would have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, and such breach is incapable of being cured or shall not have been cured within thirty (30) days following Purchaser’s receipt of written notice of such material breach;

(d)           by Purchaser if the Closing does not occur on or before June 1, 2003 and Solae Brasil, Seller and Purchaser have not entered into the toll manufacturing agreement as contemplated in Section 6.05 on or before July 1, 2003; or

(e)           by Purchaser or Seller if a toll manufacturing agreement as contemplated in Section 6.05 is entered into and subsequently terminated (pursuant to the terms of such toll manufacturing agreement).

Section 7.02           Effect of Termination. Each party’s right of termination under Section 7.01 hereof is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 7.01 hereof, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 6.03, 6.05, 6.07 and 9.18 shall survive; provided, however, that if this Agreement is terminated by a party because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s fault, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.01           Survival; Indemnification.

(a)           The covenants, agreements, representations and warranties of Seller and Purchaser contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith and any indemnification obligations relating thereto shall survive for a period of three (3) years after the Closing Date; provided, however that, with respect to Taxes, any covenants, agreements, indemnity obligations, representations or warranties shall survive until 180 days after the expiration of the applicable statutory period of limitations (giving effect to any waiver or extension thereof).  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought hereunder shall survive the time at which it would otherwise terminate pursuant to such sentence if notice of the inaccuracy or breach thereof giving rise to such indemnity shall have been given to the party against whom such indemnity may be sought, prior to such time.

(b)           Seller hereby agrees to indemnify Purchaser against and to hold it harmless from any and all actual Damages incurred or suffered by Purchaser arising out of or relating to:

(i)            the breach of any representation or warranty made by Seller contained in this Agreement or in any document delivered by Seller pursuant to this Agreement;

(ii)           the breach or non-fulfillment of any covenant or agreement to be performed by Seller contained in this Agreement; or

(iii)          any Excluded Liability.

(c)           Purchaser hereby agrees to indemnify each Seller Indemnitee against and to hold it harmless from any and all actual Damages incurred or suffered by such Seller Indemnitee arising out of or relating to:

(i)            the breach of any representation or warranty made by Purchaser contained in this Agreement or in any document delivered by Purchaser pursuant to this Agreement;

(ii)           the breach or non-fulfillment of any covenant or agreement to be performed by Purchaser contained in this Agreement; or

(iii)          any Assumed Liability.

To the extent that a party’s indemnification obligations set forth in this Section 8.01 may be unenforceable because it is violative of any Applicable Law or public policy, the Indemnifying Party will contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all actual Damages incurred by the indemnified party.

Section 8.02           Liability Threshold.

No indemnification shall be payable by an Indemnifying Party as a result of a claim arising under Section 8.01(b)(i) or 8.01(c)(i) unless the aggregate amount of all such actual Damages thereunder (other than those Damages relating to Taxes) exceeds an amount equal to $1,000,000 and then the Indemnifying Party shall have liability for the full amount of such actual Damages; provided, however, the $1,000,000 aggregate amount shall not apply for claims or Damages related to Tax matters pursuant to Section 8.03.

Section 8.03           Tax Indemnification.

(a)           Seller shall be responsible for all Excluded Tax Liabilities and shall indemnify each Purchaser against any Damages relating to an Excluded Tax Liability.  Upon the incurrence of any Damages by Purchaser relating to an Excluded Tax Liability, Seller shall indemnify Purchaser against such Damages by paying to Purchaser in U.S. dollars an amount equal to the amount of such Damages.  Purchaser shall deliver to Seller, upon the incurrence of any Damages relating to an Excluded Tax Liability by Purchaser, written notice describing such Damages and stating the amount thereof, the amount of the indemnity payment requested and the first date on which Purchaser is required (without incurring interest or penalties) to make any payment with respect to or as a result of such Damages.

(b)           In the case of any Taxes that are imposed, assessed or asserted on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes related to or incurred in or attributable to the Pre-Closing Tax Period shall (i) in the case of any Tax other than a Tax imposed on, measured by or related to revenue, gross or net income, receipts, gains or compensation, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period and (ii) in the case of any Tax imposed on, measured by or related to revenues, gross or net income, receipts, gains or compensation be deemed equal to the amount of such Tax which would be payable if the taxable period ended on the Closing Date.

(c)           If Purchaser receives a refund (or reduces its Tax liability by using a credit) of any Tax paid or incurred by Seller in respect of any Pre-Closing Tax Period or any Excluded Tax Liability, Purchaser will pay to Seller the amount of such refund or credit within thirty (30) days of the date on which such refund or credit is received or used by Purchaser.  Purchaser agrees that, upon the request of Seller, Purchaser shall file (at Seller’s expense) a claim for refund (in such form as Seller may reasonably request) of any Tax in respect of the Pre-Closing Tax Period or any Excluded Tax Liability; provided that Purchaser shall not be required to file such a claim if such claim would adversely affect the Tax liability of Purchaser.  Seller shall have the sole right to prosecute such claim for refund (by suit or otherwise) at Seller’s expense and with counsel or other advisor of Seller’s choice reasonably acceptable to Purchaser; provided that Purchaser may participate in the prosecution of such claim at its own expense).  Purchaser agrees that, upon the request of Seller, it will cooperate reasonably with Seller and its advisors in connection therewith.

(d)           Purchaser agrees to give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action, proceeding, audit or assessment in respect of which indemnity may be sought hereunder, or under Section 8.01 hereof relating to an Excluded Tax Liability, and of any Damages (specifying with reasonable particularity the basis therefor), and Purchaser will give Seller such information with respect thereto as it reasonably may request.  Seller may, at its own expense, participate in and, upon notice to Purchaser, assume the defense of any such suit, action, proceeding or audit (insofar as it relates to Damages for which Seller is indemnifying Purchaser under this Article VIII).  Seller (i) shall thereafter consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to the portion of such suit, action, proceeding or audit as to which Seller has assumed the defense, and (ii) shall not agree to any settlement or assert any position with respect to any Tax if such settlement or position could adversely affect the Tax liability of Purchaser.  If Seller assumes such defense, Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel or other advisors, at its own expense, separate from the counsel or advisors employed by Seller. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof.

(e)           If any adjustment shall be made to any Tax return relating to Seller in respect of Solae Brasil Holdings or Solae Brasil for any Pre-Closing Tax Period that results in any Tax detriment to Seller (or any Affiliate thereof) with respect to such period, and that results in any Tax benefit to Purchaser for any Taxable period ending after the Closing Date, Seller shall be entitled to the benefit of such Tax benefit, and Purchaser shall pay to Seller the amount of such Tax benefit at such time or times as (and to the extent that) Purchaser actually realizes such benefit through a refund of Tax or reduction in the amount of Tax that Purchaser otherwise would have had to pay if such adjustment had not been made.

(f)            If any adjustment (including any adjustment arising by reason of a refund claim) shall be made to any Tax return relating to Purchaser for any Taxable period after the Closing Date that results in any Tax detriment to Purchaser with respect to such period and that results in any Tax benefit to Seller (or any Affiliate thereof) for any Pre-Closing Tax Period, Purchaser shall be entitled to the benefit of such Tax benefit, and Seller shall pay to Purchaser the amount of such Tax benefit at such time or times as (and to the extent that) Seller (or any Affiliate thereof) actually realizes such benefit through a refund of Tax or reduction in the amount of Tax that Seller or any such Affiliate otherwise would have had to pay if such adjustment had not been made.

Section 8.04           Control of Litigation.

Each Person entitled to indemnification as provided under Section 8.01 (the “Indemnified Party”) shall give written notice (the “Claim Notice”) to the Person from whom the Indemnified Party is seeking indemnification (the “Indemnifying Party”) of the assertion of any Claim or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 8.01 hereof and of any Damages which any such Indemnified Party deems to be within the scope of Section 8.01 within fifteen (15) days following such assertion, commencement or incurrence of Damages of which the Indemnified Party is actually aware and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request.  The Indemnifying Party may, at its option and at its own expense, (a) participate in and (b) upon written notice to the Indemnified Party, within fifteen (15) days of receipt of the Claim Notice, assume the defense of, any such suit, action or proceeding; provided that (i) the counsel of the Indemnifying Party is reasonably satisfactory to the Indemnified Party, (ii) the Indemnifying Party shall consult with the Indemnified Party, upon the reasonable request of the Indemnified Party, from time to time with respect to such suit, action or proceeding and (iii) the Indemnifying Party shall not settle or compromise any such suit, action or proceeding without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that if the Indemnifying Party reasonably desires to settle or compromise and the Indemnified Party rejects such reasonable settlement or compromise, then the Indemnified Party shall be liable for any and all Damages in excess of the amount of the rejected reasonable settlement or compromise.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party with respect to any period during which the Indemnifying Party has not assumed the defense of any such action or proceeding in respect of which indemnity is required hereunder; provided, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel employed by the Indemnified Party, in any jurisdiction, except that if the Indemnified Party has a conflict of interest with any other Indemnified Party, the Indemnified Party is entitled to have separate counsel at the expense of the Indemnifying Party until such time as the Indemnifying Party assumes the defense.  If the

Indemnifying Party does not assume the defense and the Indemnified Party assumes the defense thereof, (A) the Indemnifying Party shall have the right (but not the duty) to participate in the defense thereof and employ counsel, at its own expense, (B) such Indemnified Party shall consult with the Indemnifying Party, upon the reasonable request of the Indemnifying Party, from time to time with respect to such suit, action or proceeding and (C) the Indemnified Party shall not settle or compromise any such suit, action or proceeding without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

Section 8.05           Transfer Taxes.

Seller shall pay, or cause to be paid, all Taxes imposed on the transfer by Seller of the Shares under this Agreement.

Section 8.06           Cooperation on Tax Matters.

Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser and Seller agree to retain all books and records that are relevant to the determination of the Tax liabilities pertinent to Solae Brasil Holdings or Solae Brasil relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations, and to abide by all records retention agreements entered into with any taxing authority.

ARTICLE IX

MISCELLANEOUS

Section 9.01           Notices.

Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by a nationally recognized overnight delivery service or by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by a nationally recognized overnight delivery service or by registered or certified mail, postage and charges prepaid, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Seller:

c/o Bunge Management Services, Inc.

50 Main Street, 6th Floor

White Plains, NY 10606

Attn: Drew Burke

Facsimile: (914) 684-3417

If to Purchaser:

Solae Holdings LLC

1034 Danforth Drive

St. Louis, Missouri 63102

United States of America

Facsimile: (314) 982-2461

Section 9.02           Successors and Assigns and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights hereunder may be assigned by any of the parties hereto without the prior written consent of the other party.

Section 9.03           Construction.

It is the intent of the parties hereto that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

Section 9.04           Headings.

The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.05           Severability.

If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 9.06           Governing Law.

The laws of the State of Delaware, without application of the conflicts of laws principles thereof, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

Section 9.07           Consent to Jurisdiction.

Each party hereto (a) irrevocably submits to the non-exclusive jurisdiction of any Delaware or Missouri state court or Federal court sitting in Wilmington, Delaware or St. Louis, Missouri in any action arising out of this Agreement, (b) agrees that all claims in such action may be decided in such court, (c) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (d) consents, to the fullest extent it may effectively do so, to the service of process by mail in accordance with Section 9.01 hereof.  A final non-appealable judgment of any such court shall be conclusive and may be enforced in other jurisdictions.  Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

Section 9.08           Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY AND ALL RIGHTS TO IMMUNITY BY SOVEREIGNTY OR OTHERWISE IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 9.09           Counterpart Execution.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by Seller and Purchaser and delivered to the other party.

Section 9.10           Specific Performance.

Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

Section 9.11           No Material Impairment.

No party hereto shall take any action that could materially impair such party’s ability to perform its duties or obligations under this Agreement.

Section 9.12           Entire Agreement.

This Agreement including the exhibits, schedules, other documents and instruments referred to herein, together with the LLC Agreement, constitute the entire agreement among the parties hereto and their respective Affiliates and contain all of the agreements among such parties with respect to the subject matter hereof and thereof.  This Agreement supersedes any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof.

Section 9.13           Waiver of Compliance; Consents.

Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver and provided, further, that such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.13, with appropriate notice in accordance with Section 9.01 hereof.

Section 9.14           Third Party Beneficiaries.

Each Member of Purchaser (other than Seller, Central Soya or their transferees) shall be a third party beneficiary of this Agreement and shall be entitled to the benefits of Purchaser set forth herein.  Except as expressly provided herein, nothing in this Agreement is intended or shall be construed to confer upon any Person, other than the parties and their respective successors and permitted assigns, any rights, remedy or claim under or by reason of this Agreement or any provision contained herein.

Section 9.15           Amendment and Modification.

This Agreement may be amended, modified or supplemented only by a written agreement of each of the parties hereto.

Section 9.16           Schedules.

All Schedules attached hereto are hereby incorporated herein and made a part hereof as if set forth in full herein.

Section 9.17           Inconsistency or Conflict.

In the event of any inconsistency or conflict between any provision of this Agreement and any provision of the LLC Agreement, the provision of the LLC Agreement shall govern.

Section 9.18           Expenses, Etc.

Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses (including all fees of counsel, actuaries and accountants) incurred by any party in connection with the negotiation and execution of this Agreement shall be borne by such party.

Section 9.19           Further Assurances.

From time to time, at the request of any party hereto and without further consideration, the other party, at its own expense, will execute and deliver such other documents,

and take such other action, as such party reasonably may request in order to consummate more effectively the transactions contemplated by this Agreement or the LLC Agreement and to vest in Purchaser good and marketable title to the Shares.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

BUNGE LIMITED

By:	/s/ BUNGE LIMITED
Name:
Title:

SOLAE HOLDINGS LLC

By:	/s/ SOLAE HOLDINGS LLC
Name:
Title:

Signature Page to Share Purchase Agreement

Schedule 1.01(a)

Liabilities

Schedule 5.01(d)

Seller Filings; Violations

Filing with the Brazilian CVM regarding the Spin-Off

Filing with the Brazilian CVM regarding the Tender Offer

Schedule 5.01(e)

Seller Actions

None.

Schedule 5.01(f)

Certain Brazilian Assets

LOCATION/ASSET

COMMENTS

Esteio, Brazil Facility	Excluding fats & oils facilities

[JOE B TO PROVIDE]

Schedule 5.01(g)

Seller’s Taxes

None.

Schedule 5.01(j)

Intellectual Property

None.

Schedule 5.01(m)

Seller’s Consents; Approvals

Consent of the Brazilian CVM regarding the Spin-Off

Consent of the Brazilian CVM regarding the Tender Offer

Schedule 5.02(c)

Purchaser’s Filings; Violations

Filing with the Brazilian CVM regarding the Tender Offer

Schedule 5.02(f)

Purchaser Consents; Approvals

Consent of the Brazilian CVM regarding the Tender Offer